CONTACT: David L. Townsend
         Walter Industries, Inc.
         (813) 871-4448

                                                           FOR IMMEDIATE RELEASE

                 WALTER INDUSTRIES COMPLETES AIMCOR ACQUISITION

      Tampa, FL, October 16, 1997 -- Walter Industries, Inc. (Nasdaq: WLTR) announced today that it has completed its previously announced acquisition of privately held Applied Industrial Materials Corporation ("AIMCOR"), a leading international provider of products and outsourcing services to the petroleum industry and steel, foundry and aluminum industries. The purchase price was approximately $400 million and was funded through new bank credit facilities underwritten by NationsBank.

      Kenneth E. Hyatt, Walter Industries' Chairman and Chief Executive Officer, said: "We welcome the management and employees of AIMCOR as they become part of the Walter Industries team. We look forward to working with them to maximize AIMCOR's potential and its contribution to our company. AIMCOR represents an excellent opportunity to increase returns for our shareholders by accelerating the earnings momentum from our balanced mix of homebuilding and industrial businesses."

      AIMCOR, headquartered in Stamford, Connecticut, is the world's largest marketer and distributor of petroleum cokes, shipping more than seven million tons annually. The company is also an integrated supplier of value-added services from the production source to the company's global customer base. Additionally, AIMCOR produces and markets ferroalloys, metals and specialty materials used primarily as alloying agents, fluxing agents, and/or performance improvement additives by the steelmaking and metal-casting industries. AIMCOR currently generates more than $450 million in revenues and $50 million in operating income annually.

Note to Editor: Walter Industries, Inc., based in Tampa, Florida, is a diversified, multi-subsidiary company with major interests in homebuilding/financing and industrial operations. Walter Industries and its subsidiaries employ 7,600 at manufacturing facilities and sales offices throughout the United States. In its most recent fiscal year ended May 31, 1997, Walter Industries generated revenues of $1.5 billion and $144.7 million of operating income.

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